Exhibit 10.1

June 15, 2016

BY HAND AND EMAIL

Thomas Brigiotta

Re: Transitional Services and Separation Agreement

Dear Tom:

This confirms the details relating to the ending of your employment at Imprivata, Inc. (“Imprivata” or the “Company”).

The Company sincerely appreciates your contributions over the years and would like to make this transition as smooth as possible. If you enter into this Transitional Services Agreement (the “Agreement”) it will fully supersede your prior agreements or understandings with the Company regarding compensation and severance including, without limitation, the April 30, 2014 Employment Agreement (the “Employment Agreement”). In the interest of clarity, your obligations under the Company’s Noncompetition, Nondisclosure and Inventions Agreement dated August 19, 2008 (the “Restrictive Covenant Agreement”) shall continue to be in full force and effect.

With those understandings, you and the Company have agreed that your employment will end on August 5, 2016, unless it is terminated on an earlier date by you (because you resign) or by the Company, subject to the terms of this Agreement. The last actual day of your employment, whether it is August 5, 2016 or an earlier date, shall be referred to in this document as the “Separation Date.”

The following terms and conditions shall apply regardless of whether you elect to accept or reject this Agreement:

•	Imprivata will pay you for your salary and earned commissions through the Separation Date;

•	you will be able to continue group medical and dental insurance coverage after the Separation Date under the law known as “COBRA”;

•	your eligibility to participate in any other employee benefit plans and programs of the Company will cease on or after the Separation Date in accordance with applicable benefit plan or program terms and practices; and

•	the Restrictive Covenant Agreement shall remain in full force and effect.

In addition to the above described non-contingent terms, you will be entitled to Severance Benefits provided you enter into this Agreement and satisfy each of the other Severance Conditions, both as described in Section 2.

With those understandings, by signing below, you and the Company agree to the following:

1.	Transition Period

Imprivata will continue to employ you on an at-will basis through the Separation Date. The time period between the date of this letter and the Separation Date shall be referred to as the “Transition Period”. You will continue to serve in the role of Senior Vice President, Worldwide Sales, although the nature and scope of your duties may change at the discretion of the Company’s Chief Executive Officer (“CEO”). You will be required to perform the responsibilities of your position and all other assigned responsibilities diligently and competently and focus on effectively transitioning your duties and responsibilities as directed by the CEO. With respect to compensation, you will continue to receive your current base salary and be eligible for employee benefits throughout the Transition Period. You will be entitled to commissions earned pursuant to the Company’s sales commission plan through the Separation Date but you will not be entitled to any other bonus or incentive compensation except as provided in Section 2.

2.	Severance Benefits

You shall be entitled to the Severance Benefits described below provided you satisfy each of the following Severance Conditions: (i) you enter into, do not revoke, and comply with this Agreement; (ii) you perform your job duties and otherwise fulfill your responsibilities as described in paragraph 1 above; and (iii) you do not resign prior to August 5, 2016 without the express written approval of the CEO and you are not terminated for Cause (as defined in the Employment Agreement) during the Transition Period:

Provided you enter into, do not revoke and comply with this Agreement and satisfy each of the Severance Conditions, you will be entitled to the following Severance Benefits:

(a) the Company will pay you an amount equal to the sum of: (i) .5 times your annual base salary ($135K); and (ii) a portion of your targeted variable compensation for 2016 ($150K) (together the total of $285K shall be the “Severance Pay”). The Severance Pay shall be paid in in substantially equal installments over the six month period that immediately follows the Separation Date pursuant to the Company’s regular payroll practices (the “Severance Pay Period”);

(b) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as COBRA), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Separation Date until the earlier of: (i) the last day of the Severance Pay Period; or (ii) the date you become reemployed or otherwise ineligible for COBRA;

(c) all unvested stock options and other stock–based awards with time-based vesting held by you on the Separation Date shall immediately accelerate and become fully exercisable or nonforfeitable as of the Separation Date.

3.	Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

4.	Return of Property

During the Transition Period, you shall not dispose of Company property (including information or documents, including computerized data and any copies made of any computerized data or software (“Documents”), without authorization. On or before the Separation Date, you agree to return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any Documents containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). After returning all Company property, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

5.	Restrictive Covenant Agreement

The Restrictive Covenant Agreement is attached hereto as Exhibit A and its terms are incorporated by reference herein.1

6.	Cooperation

You agree to cooperate with the Company and its counsel in connection with any litigation or regulatory matter that may arise and about which you have knowledge or information provided that the Company agrees such requests for cooperation will not unreasonably interfere with any employment you may then hold. Nothing in this Agreement shall be interpreted or applied to prohibit you from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that you believe to constitute a possible

[1]

Pursuant to the Federal Defend Trade Secrets Act of 2016, you are hereby notified that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.

7.	Non-disparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, members, directors, shareholders, employees or agents. The Company agrees to instruct its current officers and directors (i) not to make any disparaging statements concerning you, and (ii) not to take any actions that would reasonably be expected to affect adversely your personal or professional reputation. These non-disparagement obligations shall not in any way affect any party’s obligation to testify truthfully in any legal proceeding.

8.	Release of Your Claims

In consideration for, among other terms, the Severance Benefits described in Section 2, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, including, without limitation, its portfolio companies, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees through the date you sign this Agreement. This release includes, without limitation, all Claims:

•	relating to your employment by and the decision to terminate your employment with the Company;
•	of wrongful discharge;
•	of breach of contract;
•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation, Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 and Massachusetts Gen. L. ch. 151B and the Age Discrimination in Employment Act of 1967);
•	under any other federal or state statute;
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits either under the Massachusetts Wage Act or otherwise; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

9.	Effect of a Breach

In the event that you fail to comply with any of your obligations under this Agreement (including any provision of the Restrictive Covenant Agreement that has been incorporated by reference), in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to: (i) terminate your at-will employment (if you are still employed), and/or (ii) terminate, suspend and/or recover the Severance Benefits. Any such actions in the event of a breach by you will not affect the release or your continuing obligations under this Agreement.

10.	Nonadmission

This Agreement shall not be construed as an admission of any liability by the Company to you or of any act of wrongdoing by the Company. The Company specifically disclaims that it or any of its representatives has engaged in any wrongdoing or has taken any action that would be the basis for any finding of liability.

11.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

12.	Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Restrictive Covenant Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.	Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.	Enforcement

You and the Company hereby agree that the state and federal courts in Massachusetts having subject matter jurisdiction shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you and the Company (i) submit to the personal jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

15.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

16.	Entire Agreement and Time to Consider

This Agreement, constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company with respect to the subject matter herein including, without limitation, the Employment Agreement.

This Agreement is a legally binding document. You acknowledge that you have been advised to discuss all aspects of this Agreement with an attorney, and that you have carefully read and fully understand all of the provisions of this Agreement.

You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). In signing this Agreement, you acknowledge that you have knowingly and voluntarily entered into this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by Kelliann McCabe, Vice President Human Resources at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Ms. McCabe. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

17.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to have the same legal effect as originals.

Very truly yours,

By:	/s/ Omar Hussain	6/15/16
	Omar Hussain President and CEO	Date

The foregoing is agreed to and accepted by:

/s/ Thomas Brigiotta	6/14/16
Thomas Brigiotta	Date

EXHIBIT A

[Restrictive Covenant Agreement]

Exhibit A

Imprivata, Inc.

NONCOMPETITION, NONDISCLOSURE AND INVENTIONS AGREEMENT

(For Officers and Key Employees)

The undersigned, Brigiotta, in consideration for and as a condition of my initial employment as an employee (the “Employee”) of Imprivata, Inc. (the “Company”), or for receiving stock or options or any other form of compensation from or in the Company, hereby agrees with the Company as follows:

1. Noncompetition Covenant. During the period of employment as an officer and/or key employee of the Company, the Employee will devote his available business time and best efforts to promoting and advancing the business of the Company. During the period of employment and for a period of one (1) year after termination of such employment (for any reason whatsoever), the Employee agrees that he will not, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, engage in any business or other commercial activity which is or may be competitive with the products and services being designed, conceived, marketed, distributed or developed by the Company at the time of termination of such employment. The foregoing prohibition shall not prevent employment or engagement by any company or business organization, or any division thereof, not substantially engaged in the business of researching, developing designing, marketing or selling services and products for network-based biometric authentication and authorization (the “Business”), as long as the activities of any such employment or engagement, in any capacity, does not involve work on matters directly related to the products or services being developed, marketed or sold by the Company at the time of any termination of employment, or otherwise on behalf of an enterprise competitive to the Business.

2. Nonsolicitation. During the period of employment by the Company and for a period of one (1) year after termination of such employment (for any reason), the Employee will not directly or indirectly either for himself or for any other commercial enterprise, solicit, divert or take away or attempt to solicit, divert or take away, any of the Company’s customers, business or prospective customers in existence at the time of termination of such employment on behalf of an enterprise competitive to the Business. For purposes of this Agreement, “prospective customers” shall include those customers being solicited by the Company at the time of the Employee’s termination. During such employment with the Company and for a period of one (1) year thereafter, the Employee will not solicit or discuss with any employee of the Company the employment of such Company employee by any commercial enterprise, other than for the benefit of the Company, nor recruit, attempt to recruit, hire, or attempt to hire any such Company employee other than on behalf of the Company.

3. Nondisclosure Obligation. The Employee will not at any time, whether during or after the termination of employment, for any reason whatsoever (other than to promote and advance the business of the Company), reveal to any person or entity (both commercial and non-commercial) any of the trade secrets or confidential business information concerning the Company:

including, without limitation, its research and development activities; product designs, prototypes and technical specifications; show-how and know-how; marketing plans and strategies; pricing and costing policies; customer and supplier lists and accounts; or nonpublic financial information of the Company so far as they have come or may come to the Employee’s knowledge, except as may be required in the ordinary course of performing his duties as an employee of the Company. This restriction shall not apply to: (i) information that may be disclosed generally or is in the public domain through no fault of the Employee; (ii) information received from a third party outside the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed. The Employee shall keep secret all matters of such nature entrusted to him and shall not use or disclose any such information for the benefit of any third party in any manner which may injure or cause loss to the Company, whether directly or indirectly.

4. Assignment of Inventions. The Employee expressly understands and agrees that any and all right or interest he obtains in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by him during the term of this Agreement which relate to or arise out of his employment with the Company are expressly regarded as “works for hire” (the “Inventions”). The Employee hereby assigns to the Company the sole and exclusive right to such Inventions. The Employee agrees that he will promptly disclose to the Company any and all such Inventions, and that, upon request of the Company, the Employee will execute and deliver any and all documents or instruments and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such Inventions. The obligations of this Section 4 shall continue beyond the termination of the Employee’s employment with respect to such Inventions conceived of, reduced to practice, or developed by the Employee during the term of this Agreement. In the event that the Company is unable, after reasonable effort, to secure the Employee’s signature on letters patent, copyright or other documents relating to any Inventions, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in the Employee’s behalf and stead to execute and file any such application(s) and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other documents with the same legal force and effect as if executed by the Employee. The Employee understands and agrees that the Company shall determine, in its discretion, whether an application for patent, copyright or other intellectual property right shall be filed on any development assigned to the Company under this Agreement, and whether such an application shall be prosecuted or abandoned prior to issuance or registration. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by the Employee for any assistance rendered to the Company pursuant to this Section 4.

The Employee’s obligation to assign Inventions shall not apply to any invention about which the Employee can prove that: (i) it was developed entirely on the Employee’s own time and with his/her own effort; (ii) no equipment, supplies, facility, trade secrets or confidential information of the Company was used in its development; (iii) it does not relate to the business of the Company or to the Company’s actual or anticipated research and development activities; and (iv) it does not result from any work performed by the Employee for the Company.

5. Absence of Conflicting Agreements. The Employee understands the Company does not desire to acquire from him any trade secrets, know-how or confidential business information that he may have acquired from others. The Employee represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with or prevents the full performance of the Employee’s duties and obligations to the Company during the course of employment.

6. Remedies Upon Breach. The Employee agrees that any breach of this Agreement by the Employee could cause irreparable damage to the Company. The Company shall have, in addition to any and all remedies of law, the right to an injunction or other equitable relief to prevent any violation of the Employee’s obligations hereunder.

7. Miscellaneous. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting and reducing it (or them), so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. The obligations of the Employee under this Agreement shall survive the termination of the Employee’s relationship with the Company regardless of the manner of such termination. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by the successors of the Company. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts. The Employee understands that this Agreement does not create an obligation on the part of the Company to continue the Employee’s employment with the Company. The Employee is employed as an employee “at will.”

The Employee recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the confidential business information, trade secrets and goodwill of the Company. The Employee agrees that, due to the proprietary nature of the Company’s business, the restrictions set forth in Sections 1, 2, 3 and 4 of this Agreement are reasonable as to duration and scope.

IN WITNESS WHEREOF, the undersigned Employee and the Company have executed this Agreement as of this 1st day of August, 2008.

Imprivata, Inc.		EMPLOYEE:

By:	/s/ Omar Hussain	/s/ Thomas W. Brigiotta
Signature of Employee

Title:	President and CEO	Thomas W. Brigiotta
Print Name of Employee